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                                                                  EXHIBIT 23(a)









                         CONSENT OF INDEPENDENT AUDITORS





         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of TRW Inc. for the registration of shares of Common Stock, Debt Securities, Common Stock Warrants, Debt Warrants, Stock Purchase Contracts and Stock Purchase Units, and to the incorporation by reference therein of our report dated January 19, 1999 with respect to the consolidated financial statements of TRW Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                                 /s/ Ernst & Young LLP
                                                     ERNST & YOUNG LLP



Cleveland, Ohio
October 15, 1999